Exhibit 5-B

January 31, 2017

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Ladies and Gentlemen:

We have acted as special counsel to Tech Data Corporation, a Florida corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-215579) (the “Registration Statement”) and the prospectus, dated January 17, 2017, as supplemented by the prospectus supplement thereto, dated January 24, 2017 (together, the “Prospectus”), of $500,000,000 aggregate principal amount of 3.700% Senior Notes due 2022 and $500,000,000 aggregate principal amount of 4.950% Senior Notes due 2027 (together, the “Debt Securities”). The Debt Securities were issued under an indenture dated January 17, 2017 (the “Base Indenture”), between the Company and MUFG Union Bank, N.A., as Trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated January 24, 2017, between the Company and the several underwriters named in Schedule I thereto;

(d)	an executed copy of the Base Indenture (including a form of Debt Security attached as an exhibit thereto) filed as an exhibit to the Registration Statement and the Officer’s Certificate, dated January 31, 2017, establishing the terms of the Debt Securities in accordance with Sections 2.01 and 3.01 of the Base Indenture;

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(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Amended and Restated Articles of Incorporation and Bylaws.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Base Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Debt Securities and to the filing of this opinion as Exhibit 5-B to the Company’s Current Report on Form 8-K dated January 31, 2017. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Nicolas Grabar
Nicolas Grabar, a Partner